EXHIBIT 10.23

THORATEC CORPORATION
DEFERRED COMPENSATION PLAN

SECTION 1. ESTABLISHMENT AND PURPOSES

     1.1 Establishment. Thoratec Corporation established effective as of January 1, 2004, a deferred compensation plan for executives as described herein, known as the “THORATEC CORPORATION DEFERRED COMPENSATION PLAN” (hereinafter called the “Plan”).

     1.2 Purposes. The purposes of the Plan are to (i) enable the Corporation to attract and retain persons of outstanding competence; (ii) provide means whereby certain amounts payable by the Corporation to selected executives and directors may be deferred to some future period; and (iii) provide a means for possible future allocation of a matching credit by the Corporation to selected executives and directors. The Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

SECTION 2. DEFINITIONS

     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

     (a) “Board” means the Board of Directors of the Corporation.

     (b) “Committee” means the Nonqualified Deferred Compensation Committee appointed by the Board.

     (c) “Compensation” means the gross Salary, Bonus and Board Fees payable to a Participant during a Year.

     (i) Salary. “Salary” means all regular, basic compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Corporation, payable in cash to a Participant for services rendered during the Year, exclusive of any bonuses or incentive compensation, special fees or awards, allowances, or amounts designated by the Corporation as payments toward or reimbursement of expenses.

     (ii) Bonus. “Bonus” means the Plan bonus payable in cash by the Corporation to a Participant in a Year under the Corporation’s Bonus Plan.

     (iii) Board Fees. “Board Fees” means the cash compensation payable to Directors, including any annual retainer and meeting and committee fees.

     (d) “Corporation” means Thoratec Corporation, a California corporation.

     (e) “Director” means a member of the Corporation’s Board of Directors.

     (f) “Early Retirement Date” means the later of the date the Participant completes ten years of service with the Company or attains age 55.

     (g) “Growth Increment” means the net amount of income, appreciation, loss, etc., earned or suffered on a Participant’s deferred amounts.

     (h) “Normal Retirement Date” means the date the Participants turn age 65.

     (i) “Participant” means an individual eligible to participate in the Plan pursuant to Section 3.1.

     (j) “Trust” means the Thoratec Corporation Grantor Trust Agreement attached hereto as Exhibit A.

     (k) “Year” means a calendar year.

     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

SECTION 3. ELIGIBILITY AND PARTICIPATION

     3.1 Eligibility. The Plan is primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and Directors. Subject to the preceding sentence, the following persons shall be eligible to participate in the Plan:

     (a) the elected officers and appointed officers of the Corporation;

     (b) cardiovascular division senior directors and above;

     (c) Directors; and

     (d) any other employee of the Corporation or any direct or indirect subsidiary of the Corporation designated by the Chair of the Committee or by the Chief Executive Officer of the Corporation from time to time.

     3.2 Ceasing Eligibility. In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive Participant. An inactive Participant shall retain all rights described under this Plan, except the right to make any further deferrals and the right to receive any further matching credits, until the time that he again meets the eligibility requirements of Section 3.1 (and, if applicable, Section 5.1).

SECTION 4. ELECTION TO DEFER

     4.1 Deferral Election.

     (a) Subject to the following provisions, prior to the beginning of the Year, a Participant irrevocably may elect, by written notice to the Corporation, to defer Salary, Bonus, or Board Fees as set forth below.

     (i) With respect to Salary deferrals, the deferral percentage elected must be at least 2% but no greater than 50%, or a flat dollar amount of no less than $2,000 and no more than 50% of salary. The deferral amount shall be applied to the Participant’s Salary for each pay period of the Year to which the deferral election applies and must be made before November 30 of the year immediately preceding the Year for which such deferral election applies.

     (ii) With respect to Bonus deferrals, the deferral percentage elected shall be 0% to 100% (and/or a flat amount) and shall apply only to the Participant’s Bonus payable with respect to service to be performed in the Year and must be made before November 30 of such Year.

     (iii) With respect to Board Fees, the deferral percentage elected shall be 0% to 100% and shall apply only to the Participant’s Board Fees payable with respect to service to be performed in the Year and must be made before November 30 of the year immediately preceding the Year for which such deferral election applies.

     (b) An individual who becomes a Participant at or after the beginning of the Year may irrevocably elect, by written notice to the Corporation, to defer all or a percentage of (i) the annual Salary or Board Fees earned by such Participant for such Year after such election, if such election is made within sixty (60) days after becoming a Participant, and (ii) the Participant’s Bonus, if any, payable with respect to service performed during such Year, if such election is made before November 30 of such Year.

     4.2 Deferral Period.

     (a) The Participant may elect a deferral period for each separate deferral. The deferral period may be until a payment date beginning prior to termination of employment, the date of termination of employment or the Participant’s Early or Normal Retirement date. This election, if made, must be made at least 12 months prior to the scheduled payout date. Notwithstanding the foregoing, Directors who are not also employees must defer payment until after their service on the Board ends.

     (b) However, notwithstanding the above, payments of deferred amounts shall be made on the earliest to occur of:

     (i) Death,

     (ii) Total and permanent disability (as defined in the Corporation’s long term disability plan), or

     (iii) Termination of employment other than Early or Normal Retirement.

     (c) The Participant may elect to receive an “unscheduled withdrawal” at any time, subject to a penalty equal to 10% of the amount received. The penalty shall be retained by the Corporation or paid from the Trust to the Corporation. Any Participant who makes an unscheduled withdrawal may not participate in the Plan until the January 1 following the 12 month anniversary of the unscheduled withdrawal.

     4.3 Manner of Payment Election. Generally, payments are to be made in one lump sum. However, in the case of Early or Normal Retirement the Participant also may elect to have the deferred amount paid either in a lump sum or in up to ten (10) (or, if less, his total years of service with the Corporation) substantially equal annual installments; provided, however, at such time a Participant may also specify a date within the installment period to receive all then remaining deferred amounts in a lump sum. Also a Participant may elect to receive pre-termination payments in equal annual installments for up to four (4) years. Notwithstanding the foregoing, any Participant with less than two years of service with the Corporation must receive a lump cash sum distribution.

     4.4 Modification, Corporate Discretion. Notwithstanding the foregoing, a Participant may change the timing of any post-employment payments of deferred amounts by written election made prior to the Year in which deferred amounts are to be paid. Once a Participant has elected to receive a payment after he or she terminates employment with the Corporation, that election may not be changed to a commencement date prior to termination except for unscheduled or hardship withdrawals. Also, while a Participant’s election with respect to pre-termination payments is irrevocable once it is made, the Corporation may in its sole discretion defer any pre-termination payment of deferred amounts to the first Year in which the deduction of the payment would not actually be limited by Section 162(m) of the Internal Revenue Code. As of the end of each calendar quarter, a Participant may elect to cease any further deferrals, but in such case may not make any deferrals for the remainder of the calendar year.

     4.5 Denial of Participation. In the event payment of deferred amounts commences because of long term disability or hardship, no deferrals may be made for a period of twelve months following the last payment date in connection with such disability or hardship.

SECTION 5. MATCHING CREDITS

     5.1 Effective Date and Eligibility. Effective at such date as determined by the Board, the Corporation shall credit matching credits to Participants under this Plan.

     (a) Time and Amount of Matching Contributions. At such time, if any, that this Section 5 is activated by the Board the Corporation shall credit matching credits under this Plan during each calendar quarter for the benefit of each eligible Participant. The matching formula shall be determined by the Board at the time it activates this Section 5.

     5.2 Payment.

     Payment of matching credits shall begin at the same time the deferrals to which they relate are paid or would have been paid in the case of financial hardship or unscheduled withdrawals.

SECTION 6. DEFERRED COMPENSATION AND
MATCHING CREDITS ACCOUNTS

     6.1 Participant Accounts.

     (a) Deferred Compensation Accounts. The Corporation shall establish and maintain individual bookkeeping accounts in respect of deferrals made by a Participant called a “Deferral Account.” A Participant shall have separate Deferral Accounts for deferred amounts to be paid after termination of employment and those paid during employment. A Participant’s Deferral Account shall be credited with the dollar amount of any amount deferred as of the date the amount deferred otherwise would have become due and payable.

     (b) Matching Credits Accounts. The Corporation shall establish and maintain an individual bookkeeping account in respect of matching credits by the Corporation for the benefit of an eligible Participant to be known as a “Matching Account”.

     6.2 Growth Increments on Accounts. The Corporation will provide the opportunity for Growth Increments to be earned on the balance of a Participant’s Cash and Matching Accounts. The Committee will have the authority to select, from time to time, funds or investment for use in indexing and thus determining the Growth Increment. Each Account shall be credited daily with a Growth Increment (which can be a negative number to reflect a loss of value) computed on the balance in the Accounts during the immediately preceding month. The Growth Increment shall be the sum of the income, capital growth, loss, etc., as selected and determined by the Committee.

     6.3 Charges Against Accounts. There shall be charged against a Participant’s Account any payments (excluding payments for fractional shares) made to the Participant or to his beneficiary in accordance with Section 7.

SECTION 7. PAYMENT OF DEFERRED AND MATCHING AMOUNTS

     7.1 Payment of Deferred and Matching Amounts.

     (a) Except in the case of a scheduled pre-employment withdrawal date, Normal or Early Retirement, the Participant’s Account balance, including accumulated Growth Increments attributable thereto, shall be valued as of the event date provided in Section 4.1 or approval of financial hardship in 7.3. For scheduled withdrawal, Normal or Early Retirement the Participant’s Account Balance will be valued as of November 30 of the year of Retirement. The payments shall be made in the manner selected by the Participant under Section 4.3 or, in the absence thereof, in a lump sum. The amount of each installment payment shall be equal to a Participant’s then distributable Account balance multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining. In the case of a scheduled withdrawal, Normal or Early Retirement, payment shall commence the first business day in the following January. In the case of hardship, payment shall be made as soon as administratively practical after termination of employment. In all other cases, payment shall commence on the beginning of the month after the date which is 30 days after the event date provided in Section 4.1.

     7.2 Acceleration of Payments. If prior to the payment of all or a portion of his Account, the Participants dies, suffers a total and permanent disability or terminates employment for other than Early or Normal Retirement, the balance of any amounts payable shall be paid in a lump sum to the Participant or in the case of death, to the beneficiaries designated under Section 8. Also, regardless of the event triggering payment, if a Participant’s Account balances total less than Fifty Thousand and No/100 Dollars ($50,000.00) at the time for the payment specified, such amount shall be paid to the Participant in a lump sum.

     7.3 Financial Emergency. The Committee, in its sole discretion, may alter the timing or manner of payment of deferred amounts and/or matching amounts in the event that the Participant establishes, to the satisfaction of the Committee, severe financial hardship. In such event, the Committee may:

     (a) provide that all, or a portion of, the amount previously deferred by the Participant immediately shall be paid in a lump sum payment,

     (b) provide that all, or a portion of, the installments payable over a period of time immediately shall be paid in a lump sum, or

     (c) provide for such other installment payment schedules as it deems appropriate under the circumstances, as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

     Severe financial hardship will be deemed to have occurred in the event of the Participant’s impending bankruptcy, a dependent’s long and serious illness, or other events of similar magnitude. The Committee’s decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts or matching credits shall be altered or modified shall be final, conclusive, and not subject to appeal.

SECTION 8. BENEFICIARY DESIGNATION

     8.1 Designation of Beneficiary. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing to the Corporation in such form as it requires or accepts and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Corporation. However, if a married Participant maintains his primary residence in a state that has community property laws, the Participant’s spouse shall join in any designation of a beneficiary or beneficiaries other than the spouse. The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Corporation.

     8.2 Death of Beneficiary. In the event that all of the beneficiaries named in Section 8.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his estate.

     8.3 Ineffective Designation. In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his estate.

SECTION 9. RIGHTS OF PARTICIPANTS

     9.1 Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments from a Participant’s account when due.

Payment of account balances payable in cash shall be made out of the general funds of the Corporation as determined by the Board.

     9.2 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payments under this Plan, such receipt shall be no greater than the right of any unsecured general creditor of the Corporation. Notwithstanding the above, the Corporation intends to informally fund for the obligations under this Plan through the Trust. While contributions to the Trust are discretionary prior to a Change in Control, full contribution is required in accordance with Section 16.2 upon a Change in Control.

     9.3 Employment. Nothing in the Plan shall interfere with or limit in any way the rights of the Corporation to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.

     9.4 Participation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.

SECTION 10. NONTRANSFERABILITY

     10.1 Nontransferability. In no event shall the Corporation make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of a payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

SECTION 11. ADMINISTRATION

     11.1 Administration. This Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

     11.2 Finality of Determination. The Committee has sole discretion in interpreting the provisions of the Plan. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

     11.3 Expenses. The cost of payments from this Plan and the expenses of administering the Plan shall be borne by the Corporation.

     11.4 Action by the Corporation. Any action required or permitted to be taken under this Plan by the Corporation shall be by resolution of the Board, by the duly authorized Committee of the Board, or by a person or persons authorized by resolution of the Board or the Committee.

SECTION 12. AMENDMENT AND TERMINATION

     (a) Amendment and Termination. The Corporation expects the Plan to be permanent but, since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board. Notwithstanding the foregoing, upon the occurrence of a Change in Control (as hereinafter defined) the Plan may not be terminated or amended in such a manner as to decrease any benefits or rights accrued as of the date of the Change of Control without the approval of the majority of the Participants.

Each of “Change in Control,” “Person” and “Beneficial Owner” shall have the meaning set forth in Section 16.1.

SECTION 13. APPLICABLE LAW

     13.1 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of California.

SECTION 14. WITHHOLDING OF TAXES

     14.1 Tax Withholding. The Corporation shall have the right to deduct from all contributions made to, or payments made from, the Plan any federal, state, or local taxes required by law to be withheld with respect to such contributions or payments.

SECTION 15. NOTICE

     15.1 Notice. Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand-delivered, or sent by a registered or certified mail, and if given to the Corporation, delivered to the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

SECTION 16. CHANGE IN CONTROL

     16.1 Change in Control. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

     (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

     (b) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of November 1, 2003 or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least two thirds of those directors whose election or nomination was not in connection with any transaction described in this section 16.1, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     (c) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities; or

     (d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

For purposes of the definition of Change in Control, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Corporation Beneficially Owned by it on such date.

     16.2 Effect of Change in Control. Upon a Change in Control, the Corporation must contribute to the Trust as provided in the Trust.

     16.3 Successors. Any successor in interest to the Corporation, including a purchaser of a substantial portion of its assets, must assume the obligations of this Plan.